Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES
2929 Seventh Street, Suite 100
Berkeley, CA 94710

Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

BERKELEY, CA – October 27, 2011 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the third quarter ended September 30, 2011, including $53.2 million in cash, cash equivalents and marketable securities at September 30, 2011. This amount does not include a total of $8.6 million, consisting of $6 million in previously announced payments from Dynavax’s collaborations with AstraZeneca and GlaxoSmithKline to be made after the close of the quarter and proceeds of $2.6 million from the sale of common stock to Aspire Capital received after the close of the third quarter.

Dynavax said that, based on developments to date and additional potential payments anticipated to be received or earned by year end under existing arrangements, it expects to end 2011 with approximately $50 million in cash, cash equivalents and marketable securities.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAVTM, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements" that are subject to a number of risks and uncertainties, including statements regarding our projected net cash usage and cash position. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk

Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even

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if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in the Company's current periodic reports with the SEC.

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DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
			September 30,	September 30,
		2011	2010	2011	2010
Revenues:
Collaboration revenue		$369	$10,402	$ 7,098	$19,164
Grant revenue		658	1,218	2,437	2,697
Service and license revenue		147	29	652	323

Total revenues		1,174	11,649	10,187	22,184

Operating expenses:
Research and development		11,777	14,204	39,706	40,729
General and administrative		4,217	3,951	13,025	12,694
Amortization of intangible assets		—	245	299	735

Total operating expenses		15,994	18,400	53,030	54,158

Loss from operations		(14,820)	(6,751)	(42,843)	(31,974)

Interest income		18	12	74	53
Interest expense		(485)	(399)	(1,462)	(1,229)
Other income (expense)		58	2,140	(99)	(9,036)

Net loss		$(15,229)	$(4,998)	$ (44,330)	$ (42,186)

Basic and diluted net loss per share	$	(0.12)	$(0.06)	$ (0.37)	$ (0.57)

Shares used to compute basic net loss per share		124,069	86,826	119,244	74,519

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DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES
	(In thousands)
	(Unaudited)

	Three Months Ended			Nine Months Ended
		September 30,		September 30,
		2011	2010	2011	2010

GAAP revenues		$1,174	$11,649	$10,187	$22,184

LESS:
Deferred revenue from collaborations		—	10,000	—	10,000
Pro forma revenues (1)		$1,174	$1,649	$10,187	$12,184

(1)	These pro forma amounts are intended to illustrate the Company’s revenues excluding certain items for which cash was received in a prior period. Management of the Company believes the pro forma results are a more useful measure of the Company’s revenues because it provides investors the ability to evaluate the Company’s operations in the manner that management uses to assess the continued progress of operating programs. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

DYNAVAX TECHNOLOGIES CORPORATION

RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES

(In thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

GAAP operating expenses	$ 15,994	$ 18,400	$ 53,030	$ 54,158
LESS:
Stock-based compensation expense	1,287	586	3,934	1,552
Amortization of intangible assets	—	245	299	735

Pro forma operating expenses (2)	$ 14,707	$ 17,569	$ 48,797	$ 51,871

(2)	These pro forma amounts are intended to illustrate the Company’s operating expenses excluding certain non-cash charges in accordance with the financial statements that management uses to evaluate the Company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

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DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents and marketable securities	$53,221	$72,154
Property and equipment, net	6,127	6,404
Goodwill	2,312	2,312
Other intangible assets, net	—	299
Other assets	3,059	3,080

Total assets	$64,719	$84,249

Liabilities and stockholders’ equity
Accounts payable	$1,313	$2,329
Accrued and other liabilities	8,823	11,786
Current portion of deferred revenue	1,429	1,429
Noncurrent portion of deferred revenue	4,583	5,655
Long-term note payable to Holdings	12,342	10,939
Stockholders’ equity	36,229	52,111

Total liabilities and stockholders’ equity	$64,719	$84,249

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